REPORT OF VOTE BY PROXY COMMITTEE

                  CCB FINANCIAL CORPORATION

             1996 ANNUAL MEETING OF SHAREHOLDERS

   I. We, the undersigned, have been duly appointed, jointly and severally, to vote at the Annual Meeting of the Shareholders of CCB Financial Corporation the shares of common stock of CCB Financial Corporation standing in the name of the shareholders of record at the close of business on February 19, 1996 who have filed valid appointments of proxy with the Secretary.

   II. We, the undersigned, have been duly authorized, jointly and severally, to vote the shares of common stock of CCB Financial Corporation evidenced by valid appointments of proxy filed with the Secretary representing 11,964,735 shares of the total of 15,053,116 shares entitled to vote at such meeting, and we do hereby vote the total shares so presented as follows:

         Proposal No. 1 - Election of Directors:

            NOMINEE                 FOR          WITHHELD

       John M. Barnhardt        11,948,856        28,107
       J. Harper Beall, III     11,948,856        28,107
       James B. Brame, Jr.      11,948,856        28,107
       Timothy B. Burnett       11,948,506        28,457
       W. L. Burns, Jr.         11,948,856        28,107
       Edward S. Holmes         11,948,856        28,107
       David B. Jordan          11,884,334        92,629
       Owen G. Kenan            11,948,720        28,243
       Eugene J. McDonald       11,946,577        30,386
       Bonnie McElveen-Hunter   11,943,402        33,562
       Hamilton W. McKay, Jr.   11,948,013        28,950
       George J. Morrow         11,945,951        31,013
       Eric B. Munson           11,946,972        29,992
       Ernest C. Roessler       11,948,756        28,207
       Miles J. Smith, Jr.      11,808,148       168,816
       Jimmy K. Stegall         11,947,536        29,427
       H. Allen Tate, Jr.       11,930,658        46,305
       James L. Williamson      11,947,297        29,667
       Phail Wynn, Jr.          11,943,604        33,360

                                    FOR        AGAINST     ABSTAIN
       Proposal No. 2:          11,903,092        31,392    42,480


       WITNESS our signatures this 16th day of April, 1996.


/s/  LEO P. PYLYPEC
Leo P. Pylypec



/s/  W. HAROLD PARKER, JR.
W. Harold Parker, Jr.



/s/ MANUEL L. ROJAS
Manuel L. Rojas